Exhibit 10.37(a)
ONCOTHYREON INC.
NOTE AMENDMENT AGREEMENT
     This Note Amendment Agreement (this “Agreement”) is made as of this 20th day of April 2008, by and between Oncothyreon Inc., formerly known as Biomira Inc., (the “Company”) and Linda Pestano (“Employee”).
     WHEREAS, Employee has executed that certain Promissory Note, dated November 8, 2006 (the "Note”), in an original principal amount of US$66,889, in favor of the Company;
     WHEREAS, Employee and the Company entered into a Security Agreement dated November 8, 2006 (the “Security Agreement”) and a General Security Agreement dated November 8, 2006 (the “General Security Agreement” and together with the Security Agreement, the “Security Agreements”) pursuant to which Employee pledged her Pledged Securities, as such term is defined in the Security Agreement, as collateral for her obligations under the Note; and
     WHEREAS, Employee and the Company desire to extend the maturity of the Note as an incentive to Employee to continue employment with the Company; and
     WHEREAS, Employee and the Company have considered the current market interest rates as compared to the rates at the time the Note was executed and agree that the reasonable interest rate on the Note is still 5.0% per annum.
     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:
1 Amendment to Note.
          1.1 Amendment of Maturity Date. The first sentence of Section 2 of the Note shall be amended and restated in its entirety to read as follows: “The principal amount of this Promissory Note, together with interest accrued to the date of payment, is due and payable by Debtor on the earlier of (i) April 28, 2010 and (ii) the last date Employee is employed by the Company (the “Maturity Date”).” Except for such amendment, the provisions of the Note shall remain unchanged and shall continue in full force and effect.
2 Additional Provisions.
          2.1 Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
          2.2 No Oral Modification. This Agreement may only be amended in writing signed by the Party against whom the amendment is being sought.
          2.3 Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective,

binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.
          2.4 Prior Agreements. This Agreement and the Note supersede in their entirety all prior agreements relating to the Note, written or oral.
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

ONCOTHYREON INC.
By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President and Chief Executive Officer

EMPLOYEE
/s/ Linda Pestano
Linda Pestano

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